Certificate of Merger
                                       of

                               FESTIVE WORLD LLC.
                      [New York Limited Liability Company]

                                       and

                         CASTLE & MORGAN HOLDINGS, INC.
                             [Delaware Corporation]

                                      into

                         CASTLE & MORGAN HOLDINGS, INC.
                             [Delaware Corporation]


              Under Section 904(a) of the Business Corporation Law


         It is hereby certified, upon behalf of the constituent limited liability company and the corporation herein named, as follows:

         FIRST: The Board of Directors of the constituent limited liability company and the constituent corporation has duly adopted a plan of merger setting forth the terms and conditions of the merger of said limited liability company and the corporation.

         SECOND: The name of the foreign constituent corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the ("surviving constituent corporation"), is CASTLE & MORGAN HOLDINGS, INC. and the name under which it was formed is FESTIVEWORLD CORP. The jurisdiction of its incorporation is Delaware and the date of its incorporation therein is June 12, 2003.

                 The Application for Authority in the State of New York of the surviving constituent corporation to transact business as a foreign corporation therein was filed by the Department of State of the State of New York on December 26, 2003.

         THIRD: The name of the domestic limited liability company, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the "merged constituent corporation" is FESTIVE WORLD LLC., whose Articles of Organization were filed June 8, 1999.

         FOURTH: As to the constituent limited liability company and the corporation, the plan of merger sets forth the designation and number of outstanding units or shares of each class and series, the specification of the classes and series entitled to vote on the plan of merger, and the specification of each class and series entitled to vote as a class on the plan of merger.

         FIFTH: The merger herein certified was authorized in respect of the merged constituent limited liability company by the written consent of holders of outstanding shares of the limited liability company entitled to vote on the plan of merger, having not less than the minimum requisite proportion of votes, which has been given in accordance with section 615 of the Business Corporation Law of the State of New York. Written notice has been given as and to the extent required by the said section 615.

         SIXTH: The merger herein certified is permitted by the laws of the jurisdiction of incorporation of the surviving constituent corporation and is in compliance with said laws.

         SEVENTH: The surviving constituent corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of the merged constituent limited liability company, for the enforcement of any liability or obligation of the surviving constituent corporation for which the surviving constituent corporation is previously amenable to suit in the State of New York, and for the enforcement, as provided in the Business Corporation Law of the State of New York, of the right of shareholders of the merged constituent corporation to receive payment for their shares against the surviving constituent corporation.

         EIGHTH: The surviving constituent corporation agrees that, subject to the provisions of Section 623 of the Business Corporation Law of the State of New York, it will promptly pay to the unit holders of the merged constituent limited liability company the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law of the State of New York relating to the rights of unit holders to receive payment for their common units.

         NINTH: The surviving constituent corporation hereby designates the Secretary of State of the State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of section 306 of the Business Corporation Law of the State of New York in any action or special proceeding. The post office address within the State of New York to which the said Secretary of State shall mail a copy of any process against the surviving corporation served upon him is: 1175 Walt Whitman Road, Suite 100, Melville, New York 11747.

         TENTH:   The Plan and Agreement of Merger is on file at the principal place of business where the survivor is located: 1175 Walt Whitman Road, Suite 100, Melville, New York 11747.

The effective date of the merger, insofar as the provisions of the Business Corporation Law of the State of New York, shall become effective at the moment of filing this Certificate of Merger with the Department of State.


Signed on:  January 22, 2004

                               FESTIVE WORLD LLC.
                              /s/ Christopher Kern
                              -----------------------------------------
                                  Christopher Kern,
                                  President


                               CASTLE & MORGAN HOLDINGS, INC.
                              /s/ Christopher Kern
                              -----------------------------------------
                                  Christopher Kern,
                                  Chief Executive Officer,
                                  President, Secretary and Treasurer

                              CERTIFICATE OF MERGER

                                       OF

                         CASTLE & MORGAN HOLDINGS, INC.
                            (Enter corporation name)


               Under Section 1309 of the Business Corporation Law




Filed by:

Gary B. Wolff, P.C.
805 Third Avenue
New York, New York 10022